Exhibit 12.1

Deutsche Telekom AG
Computation of Ratio of Earnings to Fixed Charges, German GAAP
(Amounts in millions of Euros, except for ratio of earnings to fixed charges)

	For the nine
	months ended
	September 30,	For the year ended December 31,

	2004	2003	2002	2001	2000	1999

Pre-tax income (loss) from
continuing operations before
adjustment for minority interest in
consolidated subsidiaries or loss
from equity investees	4,694	1,645	(26,380)	(1,957)	4,372	3,449

Fixed charges:
Interest expense and amortization
of debt discount and premium on
all indebtedness	2,831	4,512	6,039	4,830	4,159	3,112

Estimated Interest Portion of
Rents	381	572	572	400	255	171

	3,212	5,084	6,611	5,230	4,414	3,283

Pre-tax income (loss) from
continuing operations before
adjustment for minority interest in
consolidated subsidiaries or loss
from equity investees plus fixed	8,028	6,941	(19,596)	6,165	8,934	6,845
charges

Ratio of earnings to fixed charges	2.5	1.4	*	1.2	2.0	2.1

* Earnings were inadequate to cover fixed charges by EUR 26,207 million for the year ended December 31, 2002.

Exhibit 12.1

Deutsche Telekom AG
Computation of Ratio of Earnings to Fixed Charges, German GAAP
(Amounts in millions of Euros, except for ratio of earnings to fixed charges)

	For the year ended December 31,

	2003	2002	2001	2000	1999

Pre-tax income (loss) from
continuing operations before
adjustment for minority interest in
consolidated subsidiaries or loss
from equity investees	5,685	(23,912)	509	8,214	3,674

Fixed charges:
Interest expense and amortization of
debt discount and premium on all
indebtedness	4,633	6,121	4,823	4,207	3,112

Estimated Interest Portion of Rents	524	553	400	255	171

	5,157	6,674	5,223	4,462	3,283

Pre-tax income (loss) from
continuing operations before
adjustment for minority interest in
consolidated subsidiaries or loss
from equity investees plus fixed	10,003	(18,417)	7,351	12,336	7,070
charges

Ratio of earnings to fixed charges	1.9	*	1.4	2.8	2.2

* Earnings were inadequate to cover fixed charges by EUR 25,091 million for the year ended December 31, 2002.